Exhibit 3.5

1357177

Filed in Office Of

State Corporation Commission

of New Mexico

JUN 30 1987

Corporation Dept.

ARTICLES OF INCORPORATION

OF

CINIZA PRODUCTION COMPANY

I, the undersigned, acting as incorporator of a corporation under the New Mexico Business Corporation Act, adopt the following Articles of Incorporation for such corporation:

ARTICLE I

Name:

The name of the corporation is:

CINIZA PRODUCTION COMPANY

ARTICLE II :

Duration

The period of its duration is perpetual.

ARTICLE III:

Purpose

The purposes for which the corporation is organized are: to purchase and lease lands believed to contain petroleum, oils, gas or associated hydrocarbons; to improve, mortgage, lease, assign and otherwise dispose of the same; to prospect, drill, pump, pipe, store, refine and sell, both at wholesale and retail, such petroleum, oils, and associated hydrocarbons; to buy, otherwise acquire, sell, and otherwise dispose of any and all real estate or interests therein and personal property for use in the business of the corporation; to construct any and all buildings, pipelines, pumping stations, storage tanks, and any and all other buildings or appurtenances required in carrying on the business of the corporation; to do all and everything necessary, suitable or proper for the accomplishment of any of the purposes, the attainment of any of the objects, or the exercise of any of the powers herein set forth, either alone or in conjunction with other corporations, firms, or individuals, and to do every other act or acts, thing or things, incidental or appurtenant to or growing out of or connected with the above-mentioned objects, purposes, or powers.

ARTICLE IV:

Stock

The aggregate number of authorized shares which the Corporation shall have authority to issue is 500,000, each for the minimum consideration as authorized by the Board of Directors, but such amount shall not be less than One Dollar ($1.00) per share.

ARTICLE V:

Pre-emptive Rights

No shareholder shall have the pre-emptive right to acquire unissued shares, or securities convertible into such shares or carrying a right to subscribe to or acquire shares. Moreover, cumulative voting shall not be allowed.

ARTICLE VI

Registered Office and Agent

The address of its initial registered agent is 217 W. Manhattan, Santa Fe, New Mexico 87501 and the name of its initial registered agent at the same address is CT Corporation System.

ARTICLE VII

Initial Board of Directors

The number of directors constituting the initial Board of Directors is three (3), and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualified are:

Name	Address

James E. Acridge	4939 E. Horseshoe Road
Paradise Valley, Arizona 85253

Alvis J. Moore	3168 W. Echo Lane
Phoenix, Arizona 85021

Robert L. Harvey	6852 E. Fanfol Drive
Paradise Valley, Arizona 85253

Article VIII

By-Laws

The initial By-Laws of the Corporation shall be adopted by the Board of Directors. After the adoption of the initial By-Laws of the Corporation, the power to alter or amend or repeal the By-Laws of the Corporation and to adopt new By-Laws of the Corporation shall be vested in the Board of Directors.

ARTICLE IX

Organizational Meeting

of the Board of Directors

Upon the filing of the Articles of Incorporation with the state Corporation Commission of New Mexico, an organizational meeting of the Directors named herein shall be held at the Corporation’s principal office or such other place of business in the State of New Mexico as the Directors named herein shall agree upon for the purpose of adopting the initial By-Laws of the Corporation, electing officers, and conducting such other business as shall come before the meeting.

ARTICLE X

Initial Incorporator

The name and address of the incorporator is:

Name	Address

Mark E. With	325 Paseo de Peralta
Santa Fe, New Mexico 87501

Dated this 29th day of June, 1987.

Mack E. With